MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (the “Agreement”) is made as of December __, 2011 (the “Effective Date”) by and between Lonza Walkersville, Inc., a Delaware corporation having its principal place of business at 8830 Biggs Ford Road, Walkersville, Maryland 21793 (“LWI”), and Genesis Biopharma, Inc., a Nevada corporation having its principal place of business at 11500 Olympic Blvd., Los Angeles, CA 90064 (“CLIENT”) (each of LWI and CLIENT, a “Party” and, collectively, the “Parties”).

RECITALS

A. LWI operates a multi-client production facility located at 8830 Biggs Ford Road, Walkersville, Maryland 21793 (the “Facility”).

B. CLIENT desires to have LWI produce a product containing human cells and intended for therapeutic use in humans, and LWI desires to produce such product.

C. CLIENT desires to have LWI conduct work according to individual Statement of Work, as further defined in Section 1.30 below.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, LWI and CLIENT, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. DEFINITIONS

When used in this Agreement, capitalized terms will have the meanings as defined below and throughout the Agreement. Unless the context indicates otherwise, the singular will include the plural and the plural will include the singular.

1.1. “Acceptance Period” shall have the meaning set forth in Section 5.2.2.

1.2. “Affiliate” means, with respect to either Party, any other corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3. “Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture

1.4. “Batch Record” means the production record pertaining to a Batch.

1.5. “cGMP” means the regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 CFR Parts 210 and 211, as amended from time to time.

1.6. “Change Order” has the meaning set forth in Section 2.2.

1.7. “CLIENT Development Materials” has the meaning set forth in Section 2.3.

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1.8. “CLIENT Inventions” means any know-how or inventions, whether or not patentable, conceived, developed or reduced to practice by CLIENT on or before the Effective Date.

1.9. “CLIENT Materials” means the CLIENT Development Materials and the CLIENT Production Materials.

1.10. “CLIENT Personnel” has the meaning set forth in Section 4.8.1.

1.11. “CLIENT Production Materials” has the meaning set forth in Section 4.2.

1.12. “Commencement Date” means the date set forth in the Statement of Work, based on a Draft Plan, for the commencement of the production of the Product.

1.13. “Confidential Information” has the meaning set forth in Section 10.1.

1.14. “Disapproval Notice” shall have the meaning set forth in Section 5.2.2.

1.15. “Draft Plan” shall have the meaning set forth in Section 4.1.

1.16. “FDA” means the U.S. Food and Drug Administration, and any successor agency thereof.

1.17. “First Statement of Work” has the meaning set forth in the definition of Statement of Work.

1.18. “LWI Operating Documents” means the standard operating procedures, standard manufacturing procedures, raw material specifications, protocols, validation documentation, and supporting documentation used by LWI, such as environmental monitoring, for operation and maintenance of the Facility and LWI equipment used in the process of producing the Product, excluding any of the foregoing that are unique to the manufacture of Product.

1.19. “LWI Parties” has the meaning set forth in Section 15.2.

1.20. “Master Production Record” means the documentation developed by LWI that contains a detailed description of a Process and any other instructions to be followed by LWI in the production of a Product.

1.21. “Materials” means all raw materials and supplies to be used in the production of a Product.

1.22. “Process” means the manufacturing process for a Product developed by LWI pursuant to the terms of this Agreement.

1.23. “Product” means CLIENT’s Cōntego autologous cell therapy product and any such other product as set forth in a Statement of Work.

1.24. “Product Warranties” means those warranties as specifically stated in Section 5.2.2.

1.25. “Production Term” shall have the meaning set forth in Section 4.4.

1.26. “Quality Agreement” means the Quality Agreement entered into by the Parties simultaneously with the execution hereof relating to a Product.

1.27. “Regulatory Approval” means the approval by the FDA to market and sell the Product in the United States.

1.28. “SOP” means a standard operating procedure.

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1.29. “Specifications” means the Product specifications set forth in the Statement of Work or as modified by the Parties in connection with the production of a particular Batch of Product hereunder.

1.30. “Statement of Work” means a plan to develop a Process or Product that is attached hereto as Appendix A or later becomes attached through an amendment by the Parties. The first Statement of Work, which is attached hereto, is numbered Appendix A-1 and is hereby incorporated and made a part of this Agreement (the “First Statement of Work”). It is contemplated that each separate project shall have its own Statement of Work. As each subsequent Statement of Work is agreed to by the Parties, each shall state that it is to be incorporated and made a part of this Agreement and shall be consecutively numbered as A-2, A-3, etc.

1.31. “Suite” means one LWI cGMP compliant manufacturing unit space suitable for the production of cellular therapies.

1.32. “Suite Fee” means the one month fee associated with use of a Suite for the manufacture of Product by LWI.

1.33. “Technology Transfer” means the transfer of documentation, specifications, and production process by CLIENT to LWI for the development of the Master Production Record for the manufacturing of the Product specifically for the CLIENT.

1.34. “Third Party” means any party other than LWI, CLIENT or their respective Affiliates.

2. STATEMENTS OF WORK - PROCESS AND PRODUCT DEVELOPMENT; TECHNOLOGY TRANSFER; PROCESS OR PRODUCT MANUFACTURE

2.1 Statement of Work. Prior to performing any Process or Product development, Technology Transfer, or Process or Product manufacture, the Parties will collaborate to develop a Statement of Work, describing the activities to be performed by the Parties, or to be subcontracted by LWI to Third Parties. Once agreed to by the Parties, the Statement of Work shall be executed by each of the Parties and appended hereto as part of Appendix A. In the event of a conflict between the terms and conditions of this Agreement and any Statement of Work, the terms and conditions of this Agreement shall control.

2.2 Modification of Statement of Work. Should CLIENT want to change a Statement of Work or to include additional services to be provided by LWI, CLIENT may propose to LWI an amendment to the Statement of Work with the desired changes or additional services (“Change Order”). If LWI determines that it has the resources and capabilities to accommodate such Change Order, LWI will prepare a modified version of the Statement of Work reflecting such Change Order (including, without limitation, any changes to the estimated timing, estimated charges or scope of a project) and will submit such modified version of the Statement of Work to CLIENT for review and comment. The modified Statement of Work shall be binding on the Parties only if it refers to this Agreement, states that it is to be made a part thereof, and is signed by both Parties. Thereafter such modified version of the Statement of Work will be deemed to have replaced the prior version of the Statement of Work. Notwithstanding the foregoing, if a modified version of the Statement of Work is not agreed to by both Parties, the existing Statement of Work shall remain in effect.

2.3 CLIENT Deliverables. Within the time period specified in a Statement of Work, CLIENT will provide LWI with (a) the materials listed in the Statement of Work for which CLIENT is responsible for delivering to LWI, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Statement of Work, and (b) any protocols, SOPs and other information and documentation in possession or control of CLIENT and necessary for the performance of the Statement of Work, and for the preparation of the Master Production Record in conformance with cGMP, including, without limitation, process information, SOPs, development data and reports, quality control assays, raw material specifications (including vendor, grade and sampling/testing requirements), product and sample packing and shipping instructions, and product specific cleaning and decontamination information, (collectively, the “CLIENT Development Materials”).

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2.4 Performance by LWI. Subject to the provision by CLIENT of the CLIENT Development Materials pursuant to Section 2.3, LWI will use commercially reasonable efforts to perform, directly or, subject to the terms of the Statement of Work or approval by CLIENT (such approval not to be unreasonably withheld), through a Third Party contractor, the work described in a Statement of Work in a professional and workmanlike manner in accordance with the terms of this Agreement. LWI will use commercially reasonable efforts promptly to notify CLIENT of any material delays that arise during the performance of the Statement of Work.

2.5 Additional Services. LWI shall make process development services and its subject-matter experts in the areas of process improvement and manufacturing cost reduction reasonably available to CLIENT during the Term on a fee-for-service basis at then-current commercial rates.

3. TECHNOLOGY TRANSFER

3.1 Based on the information provided by CLIENT and including process changes developed by LWI pursuant to any applicable Statement of Work, LWI will prepare the Master Production Record for the Process in accordance with the schedule set forth in the Statement of Work. CLIENT will inform LWI of any specific requirements CLIENT may have relating to the Master Production Record, including, without limitation, any information or procedures CLIENT wishes to have incorporated therein. If LWI intends to include in the Master Production Record the use of any assay, medium, or other technology that is not commercially available, LWI will inform CLIENT of such intention and the Parties will meet to discuss and attempt to agree in good faith on the terms of use of such non-commercially available materials or technology in the Process.

3.2 CLIENT will cooperate with LWI to assist LWI to develop the Master Production Record and Process, including, without limitation, by providing LWI with additional information and procedures as may be required to create the Master Production Record, Process, and/or any of the following: (i) manufacturing process information, SOPs, development reports, (ii) quality control assays, (iii) raw material specifications (including vendor, grade and sampling/testing requirements), (iv) Product and sample packing and shipping instructions, (v) Product specific cleaning and decontamination information.

3.3 LWI will deliver a draft version of the Master Production Record to CLIENT for its review and approval in accordance with the schedule set forth in the Statement of Work. CLIENT will notify LWI in writing of any objections it has to the draft Master Production Record, and upon such notification, representatives of LWI and CLIENT will meet promptly to resolve such objections. Upon CLIENT’s written acceptance of the draft Master Production Record, or in the event that CLIENT does not submit a written notice setting forth CLIENT’s objections to the draft Master Production Record within ten (10) days following receipt of such draft by CLIENT, such draft will be deemed approved by CLIENT.

3.4 The Process, Master Production Record, Specifications, and any improvements or modifications thereto developed during the term of this Agreement, but excluding any LWI Operating Documents, New General Application Intellectual Property or LWI Confidential Information included in any of the foregoing, will be deemed CLIENT Confidential Information and subject to the provisions set forth in Article 10. CLIENT shall be permitted to use the Process and/or the Master Production Record to manufacture and sell Product; provided, however, that if the Process and/or the Master Production Record incorporates or contains any LWI Intellectual Property or LWI Confidential Information, prior to any disclosure of such LWI Intellectual Property or LWI Confidential Information to, or use by, a Third Party manufacturer, CLIENT shall obtain LWI’s written consent to such disclosure.

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4. MANUFACTURE OF PRODUCT; ORDER PROCESS; DELIVERIES

4.1 Draft Plan. Together with the draft version of the Master Production Record described in Section 3.3 above, LWI will deliver to CLIENT for review and comment, a proposed draft plan describing the activities to be performed by LWI, or to be subcontracted by LWI to Third Parties, in the production of a Product (the “Draft Plan”). Once LWI delivers to CLIENT the proposed Draft Plan, the parties will meet to decide whether to issue a new Statement of Work pursuant to Section 2.1, or to modify an existing Statement of Work pursuant to Section 2.2, based on that Draft Plan and any agreed upon modifications.

4.2 CLIENT Deliverables. Within any time period specified in the Draft Plan and agreed to in any applicable Statement of Work, CLIENT will provide LWI with (a) the materials listed in the Statement of Work required to be supplied by CLIENT for the production of the Product, and any handling instructions, protocols, SOPs and other documentation necessary to maintain the properties of such materials for the performance of the Draft Plan (collectively, the “CLIENT Production Materials”). LWI shall not be responsible for any delay resulting from CLIENT’s to deliver the CLIENT Production Materials in accordance with the timelines set forth in the Draft Plan or any applicable Statement of Work.

4.3 Commencement Date. The Statement of Work based on a Draft Plan will include a Commencement Date agreed upon by the Parties.

4.4 Manufacture by LWI. During the time period specified in any Statement of Work during which Product will be manufactured (the “Production Term”), LWI will use commercially reasonable efforts to manufacture, package, ship, handle quality assurance and quality control for the Product, all as set forth in the Statement of Work, and to deliver to CLIENT the quantities of Product requested by CLIENT in the Statement of Work, all in accordance with the terms set forth in Section 4.5 below.

4.4.1 Minimum Purchase Obligations. CLIENT shall order no less than ninety percent (90%) of its annual global clinical trial requirements for Products from LWI in accordance with the terms of this Agreement (the “Minimum Purchase Obligation”) during each year of the term of this Agreement.

4.4.2 Forecasting. No later than the first (1st) day of each calendar quarter, CLIENT shall supply LWI with a written forecast showing CLIENT's estimated quarterly requirements for Suite capacity and Product manufacturing for the following fifteen (15) month period (the “Forecast”). Except as set forth in Clause 4.4.3 below, the forecast shall not be binding on CLIENT and shall be used by LWI solely for planning purposes. No later than thirty days (30) days following LWI’s receipt of a Forecast, LWI shall provide written notice to CLIENT of whether it has (as of the date of receipt of the Forecast) capacity available to provide Suite and manufacture the quantities of Product forecasted therein. Notwithstanding the foregoing, CLIENT acknowledges and agrees that such written communication from LWI shall not constitute a binding obligation upon, or create any liability for, LWI and that all purchase orders submitted by CLIENT are subject to available capacity at the Facility as of the date of LWI’s receipt of such purchase orders. CLIENT and LWI currently anticipate that CLIENT’s demand during the Term shall consist of Product sufficient to treat approximately 600 patients in Phase III clinical trials to be conducted in the United States. If CLIENT’s Forecasts would require LWI to expand its capacity beyond the then-current capacity at the Facility used for the manufacture of Products, then LWI shall notify CLIENT in writing of the potential expansion required, and the Parties will discuss the amount of additional capacity that is needed, as well as the various options that may be available to provide such capacity as associated costs and tax benefits of the various options.

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4.4.3 Purchase Orders. CLIENT shall place purchase orders binding on CLIENT for its requirements of Product and Suite capacity for the manufacture thereof at least twelve (12) months (or earlier as may be reasonably requested by LWI) prior to the Commencement Date. Each binding purchase order, signed by CLIENT’s duly authorized representative and accepted in writing by LWI, shall authorize LWI to reserve Suites for manufacturing such quantities of the Product as are set forth therein, subject to available capacity at the Facility as of the date of LWI’s receipt of such purchase order. LWI shall not be obligated to reserve Suites or commence manufacture of any Product unless and until such written purchase order is accepted in writing by LWI. Any delivery date set forth for Product in LWI’s written confirmation of a purchase order shall be an estimated delivery date only. Where CLIENT issues any purchase order hereunder, any additional or inconsistent terms or conditions of any purchase order, acknowledgement or similar standardized form given or received pursuant to this Agreement shall have no effect and such terms and conditions are hereby excluded.

4.4.4 Rescheduling. LWI shall have the right to reasonably reschedule a Commencement Date upon reasonable prior written notice to CLIENT, provided that the rescheduled Commencement Date is no earlier or no later than [ninety (90)] days from the original schedule at time of placement of the binding purchase order. If the CLIENT requests to change the Commencement Date, LWI will make all reasonable attempts to accommodate the request; provided, however, in the event that this change would impact other projects scheduled for occupancy in the designated suite or suites, the CLIENT’s project may be delayed until an adequate time period is available in the schedule. Any such change requested by CLIENT may result in a fee as may be set forth in the applicable Statement of Work.

4.4.5 Cancellation of a Binding Purchase Order. CLIENT may cancel a binding purchase order upon written notice to LWI, subject to the payment of a cancellation fee as calculated below (the “Cancellation Fee”):

(a) In the event that CLIENT provides written notice of cancellation to LWI less than or equal to five (5) months prior to the Commencement Date, or during manufacture of Product, then one hundred percent (100%) of the Suite Fee for each Suite engaged in the manufacture of such cancelled Product is payable;

(b) In the event that CLIENT provides written notice of cancellation to LWI more than five (5) months but less than or equal to nine (9) months prior to the Commencement Date, then eighty five percent (85%) of the Suite Fee for each Suite engaged in the manufacture of such cancelled Product is payable; or

(c) In the event CLIENT provides written notice of cancellation more than nine (9) months prior to the Commencement Date, then no Cancellation Fee is payable.

4.4.6 Payment of Cancellation Fee. Any Cancellation Fee shall be payable within thirty (30) days following the Commencement Date (or, if cancellation notice is given prior to the Commencement Date, the scheduled Commencement Date) associated with the cancelled Product manufacturing.

4.4.7 Commercial Scale Manufacture. In the event that CLIENT desires to commence commercial scale manufacture of Product, the Parties agree to negotiate for the provision of such manufacturing services to CLIENT by LWI.

4.5 Packaging and Shipping. LWI will package and label the Product for shipment in accordance with the Master Production Record and LWI’s standard practices in effect at the time of performance by LWI. LWI will ship the Product FOB Shipping Point delivered at the Facility to a common carrier designated by CLIENT to LWI in writing not less than ten days prior to the applicable delivery date unless otherwise agreed to in a Statement of Work. CLIENT will provide to LWI its account number with the selected carrier and will pay for all shipping costs in connection with each shipment of Product. Each shipment will be accompanied by the documentation listed in the Draft Plan. LWI will use commercially reasonable efforts to deliver each shipment of Product to CLIENT on the requested delivery date for such shipment. LWI will promptly notify CLIENT if LWI reasonably believes that it will be unable to meet a delivery date. CLIENT shall be required to take delivery of a Batch of Product within thirty (30) days after acceptance of such Batch in accordance with Section 5.2 (the “Delivery Period”).

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4.6 Quality Agreement. Upon the decision to manufacture a Product according to a Draft Plan, the Parties shall enter into a separate Quality Agreement, in the form attached hereto, setting forth the terms for Product quality, quantity, price, and any other terms necessary for such agreements. Such Quality Agreement shall be separately appended to this Agreement.

4.7 Records. LWI will maintain accurate records for the production of the Product, as required by applicable laws and regulations. LWI will retain possession of the Master Production Record, all Batch Records and LWI Operating Documents, and will make copies thereof available to CLIENT upon CLIENT’s request and at CLIENT’s expense. LWI Operating Documents will remain LWI Confidential Information. CLIENT will have the right to use and reference any of the foregoing in connection with a filing for Regulatory Approval of the Product or as otherwise authorized by the Agreement.

4.8 CLIENT Access.

4.8.1 CLIENT’s employees and agents (including its independent contractors) (collectively, “CLIENT Personnel”) may participate in the production of the Product only in such capacities as may be approved in writing in advance by LWI. CLIENT Personnel working at the Facility are required to comply with LWI’s Operating Documents and any other applicable LWI facility and/or safety policies. For the avoidance of doubt, CLIENT Personnel may not physically participate in the production or manufacture of any Product that may be used in or on humans.

4.8.2 CLIENT Personnel working at the Facility will be and remain employees of CLIENT, and CLIENT will be solely responsible for the payment of compensation for such CLIENT Personnel (including applicable Federal, state and local withholding, FICA and other payroll taxes, workers’ compensation insurance, health insurance, and other similar statutory and fringe benefits). CLIENT covenants and agrees to maintain workers’ compensation benefits and employers’ liability insurance as required by applicable Federal and Maryland laws with respect to all CLIENT Personnel working at the Facility.

4.8.3 CLIENT will pay for the actual cost of repairing or replacing to its previous status (to the extent that LWI determines, in its reasonable judgment, that repairs cannot be adequately effected) any property of LWI damaged or destroyed by CLIENT Personnel, provided CLIENT shall not be liable for repair or replacement costs resulting from ordinary wear and tear.

4.8.4 CLIENT Personnel visiting or having access to the Facility will abide by LWI standard policies, operating procedures and the security procedures established by LWI. CLIENT will be liable for any breaches of security by CLIENT Personnel. In addition, CLIENT will reimburse LWI for the cost of any lost security cards issued to CLIENT Personnel, at the rate of $50 per security card. All CLIENT Personnel will agree to abide by LWI policies and SOPs established by LWI, and will sign an appropriate confidentiality agreement.

4.8.5 CLIENT will indemnify and hold harmless LWI from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of any injuries suffered by CLIENT Personnel while at the Facility or elsewhere, except to the extent caused by the gross negligence or willful misconduct on the part of any LWI Party.

4.9 Disclaimers. CLIENT acknowledges and agrees that LWI Parties will not engage in any Product refinement or development of the Product, other than as expressly set forth in this Agreement and the Statement of Work. CLIENT acknowledges and agrees that LWI Parties have not participated in the invention or testing of any Product, and have not evaluated its safety or suitability for use in humans or otherwise.

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5. PRODUCT WARRANTIES; ACCEPTANCE AND REJECTION OF PRODUCTS

5.1 Product Warranties. LWI warrants that any Product manufactured by LWI pursuant to this Agreement, at the time of delivery pursuant to Section 4.5: (a) conforms to the Specifications; (b) was manufactured in accordance with the Master Production Record; and (c) was manufactured in accordance with cGMP.

5.2 Approval of Shipment.

5.2.1 When the Product ordered by CLIENT is ready for delivery, LWI will notify CLIENT and supply CLIENT with the required documentation set forth in the Draft Plan.

5.2.2 Within ten (10) calendar days after CLIENT’s receipt of such documentation regarding such Product (the “Acceptance Period”), Client shall determine by review of such documentation whether or not the given Batch conforms to the product warranties set forth in Section 5.1 above (“Product Warranties”). If CLIENT asserts that the Product does not comply with the Product Warranties set forth in Section 5.1 above, CLIENT will deliver to LWI, in accordance with the notice provisions set forth in Section 17.4 hereof, written notice of disapproval (the “Disapproval Notice”) of such Product, stating in reasonable detail the basis for such assertion of non-compliance with the Product Warranties. If a valid Disapproval Notice is received by LWI during the Acceptance Period, then LWI and CLIENT will provide one another with all related paperwork and records (including, but not limited to, quality control tests) relating to both the production of the Product and the Disapproval Notice. If a valid Disapproval Notice is not received during the Acceptance Period, the Product will be deemed accepted and ready for shipment. Upon acceptance, the Product shall be delivered to CLIENT, and CLIENT shall accept delivery thereof, within 10-days after such acceptance. Title and risk of loss to such Product shall pass to CLIENT at the time of delivery to the common carrier pursuant to Section 4.5.

5.3 Dispute Resolution. LWI and CLIENT will attempt to resolve any dispute regarding the conformity of a shipment of Product with the Product Warranties. If such dispute cannot be settled within 30 days of the submission by each Party of such related paperwork and records to the other Party, and if the Product is alleged not to conform with the Product Warranties set forth in Section 5.1(a), then CLIENT will submit a sample of the Batch of the disputed shipment to an independent testing laboratory of recognized repute selected by CLIENT and approved by LWI (such approval not to be unreasonably withheld) for analysis, under quality assurance approved procedures, of the conformity of such shipment of Product with the Specifications. The costs associated with such analysis by such independent testing laboratory will be paid by the Party whose assessment of the conformity of the shipment of Product with the Specifications was mistaken.

5.4 Remedies for Non-Conforming Product.

5.4.1 In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.3, that a Batch of Product materially fails to conform to the Product Warranties due to the failure of: (a) LWI personnel properly to execute the Master Production Record, (b) LWI personnel to comply with cGMP, or (c) the Facility utilities, then, at CLIENT’s request, LWI will produce for CLIENT sufficient quantities of Product to replace the non-conforming portion of such Batch of Product (the “Production Rerun”), in accordance with the provisions of this Agreement and at no additional cost to CLIENT.

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5.4.2 In the event that the Parties agree, or an independent testing laboratory determines, pursuant to Section 5.3, that a Batch of Product materially fails to conform to the Product Warranties for any reason other than as set forth in Section 5.4.1, then LWI shall have no liability to CLIENT with respect to such Batch and LWI will, at CLIENT’s request, produce for CLIENT a Production Rerun at CLIENT’s expense.

5.4.3 CLIENT acknowledges and agrees that its sole remedy with respect to the failure of Product to conform with any of the Product Warranties is as set forth in this Section 5.4, and in furtherance thereof, Client hereby waives all other remedies at law or in equity regarding the foregoing claims.

6. DAMAGE OR DESTRUCTION OF MATERIALS AND/OR PRODUCT

6.1 Remedies. If during the manufacture of Product pursuant to this Agreement, Product and/or Materials are destroyed or damaged by LWI Personnel, and such damage or destruction resulted from LWI’s failure to execute the Process in conformity with the Master Production Record, then, except as provided in Section 6.2 below, LWI, as soon as it is commercially practicable to do so, will provide CLIENT with additional Product production time equal to the actual time lost because of the destruction or damage of the Product and/or Materials and will replace such Product and/or Materials at no additional cost to CLIENT. CLIENT acknowledges and agrees that its sole remedy with respect to damaged or destroyed Materials and/or Product (except for the non-conformity of shipped Product described in Section 5) is as set forth in this Section 6.1, and in furtherance thereof, CLIENT hereby waives all other remedies at law or in equity regarding the foregoing claims.

6.2 Limitations. Notwithstanding anything to the contrary set forth in the preceding Section 6.1, if during the manufacture of Product pursuant to this Agreement, Product or Materials are destroyed or damaged by LWI Personnel while LWI Personnel were acting at the direction of CLIENT Personnel, then LWI will have no liability to CLIENT as the result of such destruction or damage.

7. STORAGE OF MATERIALS

7.1 Pre-Production. LWI will store at the expense of CLIENT any CLIENT Materials, equipment or other property delivered pursuant to the Statement of Work or the Draft Plan to the Facility by CLIENT more than 30 days prior to the Commencement Date. The storage rates will be set forth in the Statement of Work and may be amended from time to time by LWI. No storage fees will be charged during the period starting 30 days prior to the Commencement Date and ending upon the expiration or termination of the Production Term.

7.2 Post-Production. LWI will store at the Facility free of charge any in–process materials, CLIENT Materials, equipment and other CLIENT property (other than Product manufactured hereunder) that remains at the Facility on the date of expiration or termination of the Production Term (collectively “Remaining CLIENT Property”), for up to 15 calendar days. If CLIENT has not provided any instructions as to the shipment or other disposition of Remaining CLIENT Property prior to the expiration of such fifteen (15)-day period, LWI may, in its sole discretion, destroy such Remaining CLIENT Property, or continue to store such Remaining CLIENT Property at the Facility or elsewhere. In the event that LWI continues to store such Remaining CLIENT Property, CLIENT will pay to LWI a storage charge at LWI’s then-standard storage rates for the period beginning on the sixteenth (16th) day after the expiration or termination of the Production Term through the date that the storage terminates.

7.3 Product. Notwithstanding the foregoing, if CLIENT fails to take delivery of a Product within the applicable Delivery Period as required by Section 4.5, CLIENT will pay to LWI a storage charge at three times LWI’s then standard storage rate, which shall begin accruing on the first day following the expiration of the applicable Delivery Period.

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8. REGULATORY MATTERS

8.1 Permits and Approvals. During the Production Term, LWI will use commercially reasonable efforts to maintain any licenses, permits and approvals necessary for the manufacture of the Product in the Facility. LWI will promptly notify CLIENT if LWI receives notice that any such license, permit, or approval is or may be revoked or suspended.

8.2 Inspections/Quality Audit by CLIENT. Up to two times during the Production Term and upon not less than 30 days’ prior written notice, LWI will permit CLIENT to inspect and audit the parts of the Facility where the manufacture of the Product is carried out in order to assess LWI’s compliance with cGMP, and to discuss any related issues with LWI’s management personnel. CLIENT Personnel engaged in such inspection will abide by the terms and conditions set forth in Sections 4.8.4 and 10.

8.3 Inspections by Regulatory Agencies. LWI will allow representatives of any regulatory agency to inspect the relevant parts of the Facility where the manufacture of the Product is carried out and to inspect the Master Production Record and Batch Records to verify compliance with cGMP and other practices or regulations and will promptly notify CLIENT of the scheduling of any such inspection relating to the manufacture of Product. LWI will promptly send to CLIENT a copy of any reports, citations, or warning letters received by CLIENT in connection with an inspection of a regulatory agency to the extent such documents relate to or affect the manufacture of the Product.

9. FINANCIAL TERMS

9.1 Payments. CLIENT will make payments to LWI in the amounts and on the dates set forth in the Statement of Work. In the event that CLIENT has not paid an invoice within thirty (30) business days of the applicable due date (as established by Section 9.3), CLIENT’s failure shall be considered a material breach under Section 14.2, subject to the cure provisions set forth therein. Further, in addition to all other remedies available to LWI, in the event that CLIENT has not paid an invoice within sixty (60) business days of the applicable due date (as established by Section 9.3), LWI may elect to suspend the provision of all or a portion of the services under this Agreement, provided that CLIENT shall remain liable for all fees owed pursuant to the Statement of Work during any such suspension.

9.2 Security Deposit. The Security Deposit, as defined in the Statement of Work, will be returned to CLIENT within 60 days after the date of expiration or termination of this Agreement, if CLIENT has paid all fees, charges, or other payments due in connection with charges incurred prior to the expiration or termination of this Agreement, including, but not limited to, charges for lost, destroyed, stolen or damaged property of LWI (all such fees, charges, or other payments being called “Obligations”). If any Obligations remain outstanding after the date of expiration or termination of this Agreement, then LWI shall be entitled to apply the Security Deposit against the payment of such Obligations. The amount of the Security Deposit remaining, if any, after such application will be returned to CLIENT. CLIENT shall remain liable to LWI for any deficiencies remaining after the application of the Security Deposit against the Obligations.

9.3 Invoices. Within 30 days of the end of each month during which charges were incurred, LWI will provide CLIENT with an invoice setting forth a detailed account of any fees, expenses, or other payments payable by CLIENT under this Agreement for the preceding month. The amounts set forth in each such invoice will be due and payable within 30 days of receipt of such invoice by CLIENT.

9.4 Taxes. CLIENT agrees that it is responsible for and will pay any sales, use or other taxes (the “Taxes”) resulting from LWI’s production of Product under this Agreement (except for income or personal property taxes payable by LWI). To the extent not paid by CLIENT, CLIENT will indemnify and hold harmless the LWI Parties from and against any and all penalties, fees, expenses and costs whatsoever in connection with the failure by CLIENT to pay the Taxes. LWI will not collect any sales and use taxes from CLIENT in connection with the production of any Product hereunder if CLIENT provides to LWI the appropriate valid exemption certificates.

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9.5 Interest. Any fee, charge or other payment due to LWI by CLIENT under this Agreement that is not paid within 30 days after it is due will accrue interest on a daily basis at a rate of 1.5% per month (or the maximum legal interest rate allowed by applicable law, if less) from and after such date.

9.6 Method of Payment. All payments to LWI hereunder by CLIENT will be in United States currency and will be by check, wire transfer, money order, or other method of payment approved by LWI. Bank information for wire transfers is as follows:

Mailing address for wire transfer payments:

Bank of America 1815 Gateway Blvd. Concord, CA 94521

ABA # for wires and ACH for account: 111000012 Lockbox # 12261 Account # 3751943976

Lonza Walkersville, Inc. 12261 Collections Center Drive Chicago, Illinois 60693

9.7 Cost Adjustments. After the first anniversary of the Effective Date, LWI may annually adjust the various costs and rates set forth in the Statement of Work attached hereto to reflect changes in the cost of materials and/or labor rate paid by LWI in connection with the production of Product under this Agreement; provided, however, that any increase in labor rates shall not exceed any percentage increase in the US Consumer Price Index for the most recently published percentage change for the 12-month period preceding the applicable contract anniversary date. LWI agrees to provide CLIENT with written notice of any such cost adjustment.

10. CONFIDENTIAL INFORMATION

10.1 Definition. “Confidential Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, specifications, data, results and other material, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, and any tangible embodiments of any of the foregoing, and any scientific, manufacturing, marketing and business plans, any financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business, that has been disclosed by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement. Without limiting the foregoing, the terms of this Agreement will be deemed “Confidential Information” and will be subject to the terms and conditions set forth in this Article 10.

10.2 Exclusions. Notwithstanding the foregoing Section 10.1, any information disclosed by a Party to the other Party will not be deemed “Confidential Information” to the extent that such information:

(a) at the time of disclosure is in the public domain;

(b) becomes part of the public domain, by publication or otherwise, through no fault of the Party receiving such information;

(c) at the time of disclosure is already in possession of the Party who received such information, as established by contemporaneous written records;

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(d) is lawfully provided to a Party, without restriction as to confidentiality or use, by a Third Party lawfully entitled to possession of such Confidential Information; or

(e) is independently developed by a Party without use of or reference to the other Party’s Confidential Information, as established by contemporaneous written records.

10.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that for the term of the Agreement and the five-year period following any termination of the Agreement, each Party and its Affiliates will keep completely confidential and will not publish or otherwise disclose any Confidential Information of the other Party, its Affiliates or sublicensees, except in accordance with Section 10.4. Neither Party will use Confidential Information of the other Party except as necessary to perform its obligations or to exercise its rights under this Agreement.

10.4 Permitted Disclosures. Each receiving Party agrees to (i) institute and maintain security procedures to identify and account for all copies of Confidential Information of the disclosing Party and (ii) limit disclosure of the disclosing Party’s Confidential Information to its U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors having a need to know such Confidential Information for purposes of this Agreement; provided that such U.S. and European Affiliates and each of its and their respective officers, directors, employees, agents, consultants and independent contractors are informed of the terms of this Agreement and are subject to obligations of confidentiality, non-disclosure and non-use similar to those set forth herein.

10.5 Government-Required Disclosure. If a duly constituted government authority, court or regulatory agency orders that a Party hereto disclose information subject to an obligation of confidentiality under this Agreement, such Party shall comply with the order, but shall notify the other Party as soon as possible, so as to provide the said Party an opportunity to apply to a court of record for relief from the order.

10.6 Publicity. Neither Party will refer to, display or use the other’s name, trademarks or trade names confusingly similar thereto, alone or in conjunction with any other words or names, in any manner or connection whatsoever, including any publication, article, or any form of advertising or publicity, except with the prior written consent of the other Party.

11. INTELLECTUAL PROPERTY

11.1 Generally. Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any patents, copyrights, trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, and all other intellectual property rights, including all applications and registrations with respect thereto, and all data, information, reports and any and all related documentation, made or conceived by the other Party (collectively, “Intellectual Property”) prior to the Effective Date or independently of this Agreement (“Background Intellectual Property”). Except as expressly otherwise provided herein, ownership of any Intellectual Property that is developed, conceived, invented, first reduced to practice or made in connection with the manufacture of Product or performance of the services hereunder shall follow inventorship all as determined under applicable laws.

11.2 New Client Intellectual Property. Subject to Section 11.3, CLIENT shall own all right, title, and interest in and to any and all Intellectual Property that LWI develops, conceives, invents, first reduces to practice or makes, solely or jointly with CLIENT or others, that is a development or improvement to CLIENT Materials or CLIENT’s Background Intellectual Property (collectively, “New Client Intellectual Property”).

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11.3 New General Application Intellectual Property. Notwithstanding Section 11.2, and subject to the license granted in Section 11.4.3, LWI shall own all right, title and interest in “New General Application Intellectual Property”, which as used in this Agreement means Intellectual Property that LWI or its Affiliates, contractors or agents develops, conceives, invents, or first reduces to practice or makes in the course of manufacture of Product or performance of the services hereunder that (i) is generally applicable to the development or manufacture of chemical or biological products or (ii) is an improvement of, or direct derivative of, any LWI Background Intellectual Property. For avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property.

11.4 License. Subject to the terms and conditions set forth herein (including payment of the purchase price as set forth herein):

11.4.1 LWI hereby assigns to CLIENT all of its right, title and interest in and to any New Client Intellectual Property. LWI shall promptly disclose to CLIENT in writing all New Client Intellectual Property. LWI shall execute, and shall require its personnel as well as its Affiliates and their personnel, to execute, any documents reasonably required to confirm CLIENT’s ownership of the New Client Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Client Intellectual Property;

11.4.2 CLIENT hereby assigns to LWI all of its right, title and interest in and to any New General Application Intellectual Property. CLIENT shall promptly disclose to LWI in writing all New General Application Intellectual Property. CLIENT shall execute, and shall require its personnel as well as its Affiliates to execute, any documents reasonably required to confirm LWI’s ownership of the New General Application Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New General Application Intellectual Property; and

11.4.3 LWI hereby grants to CLIENT a non-exclusive, world-wide, fully paid-up, irrevocable, transferable license, including the right to grant sublicenses, under the New General Application Intellectual Property, to use, sell and import the Products manufactured under this Agreement.

11.5 License to Client Materials. CLIENT hereby grants LWI the non-exclusive right to use any CLIENT Materials, information and Background Intellectual Property during the term of this Agreement solely for the purpose of manufacturing of Product or performing the services hereunder.

11.6 Prosecution of Patents.

11.6.1 LWI will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming New General Application Intellectual Property at LWI’s expense. CLIENT will cooperate with LWI to file, prosecute and maintain patent applications and patents claiming New General Application Intellectual Property, and will, upon LWI’s request, review and provide comments to LWI relating to such patent applications and patents.

11.6.2 CLIENT will have the sole right and discretion to file, prosecute and maintain patent applications and patents claiming New Client Intellectual Property at CLIENT’s expense. LWI will cooperate with CLIENT to file, prosecute and maintain patent applications and patents claiming New Client Intellectual Property, and will, upon CLIENT’s request, review and provide comments to CLIENT relating to such patent applications and patents.

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12. REPRESENTATIONS AND WARRANTIES

12.1 By CLIENT. CLIENT hereby represents and warrants to LWI that, to the best of its knowledge, (i) it has the requisite intellectual property and legal rights related to the CLIENT Deliverables and the Product to authorize the performance of LWI’s obligations under this Agreement, and (ii) the performance of the Statement of Work and the production by LWI of the Product as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against LWI for infringement or another violation of intellectual property rights. Such representation and warranty will not apply to any production equipment supplied by LWI.

12.2 By LWI. LWI hereby represents and warrants to CLIENT that, to the best of its knowledge, (i) it has the requisite intellectual property rights in its equipment and Facility to be able to perform its obligations under this Agreement, and (ii) that LWI’s use of its equipment and Facility as contemplated in this Agreement will not give rise to a potential cause of action by a Third Party against CLIENT for infringement or another violation of intellectual property rights.

13. DISCLAIMER; LIMITATION OF LIABILITY

13.1 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, LWI MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCTS, MATERIALS, AND SERVICES PROVIDED UNDER THIS AGREEMENT, AND LWI SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE WITH RESPECT TO SUCH PRODUCTS, MATERIALS, OR SERVICES.

13.2 Disclaimer of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.3 Limitation of Liability. BOTH PARTIES HEREBY AGREE THAT TO THE FULLEST EXTENT PERMITTED BY LAW, LWI’S LIABILITY TO CLIENT, FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED THE TOTAL CHARGES PAID BY CLIENT TO LWI DURING THE 12 (TWELVE) MONTHS PRECEDING THE EVENT GIVING RISE TO LIABILITY. TO THE EXTENT THAT THIS CLAUSE CONFLICTS WITH ANY OTHER CLAUSE, THIS CLAUSE SHALL TAKE PRECEDENCE OVER SUCH CONFLICTING CLAUSE. IF APPLICABLE LAW PREVENTS ENFORCEMENT OF THIS CLAUSE, THEN THIS CLAUSE SHALL BE DEEMED MODIFIED TO PROVIDE THE MAXIMUM PROTECTION FOR LWI AS IS ALLOWABLE UNDER APPLICABLE LAW.

14. TERM AND TERMINATION

14.1 Term. The term of this Agreement will commence on the Effective Date and will continue until the fifth anniversary of the Effective Date unless terminated prior to that time or extended by the Parties; provided, that the term may be extended for additional two-year terms upon mutual written consent of the Parties.

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14.2 Termination for Material Breach. Either Party may terminate this Agreement, by written notice to the other Party, for any material breach of this Agreement by the other Party, if such breach is not cured within ninety (90) days (thirty (30) days for nonpayment) after the breaching Party receives written notice of such breach from the non-breaching Party; provided, however, that if such breach (other than a breach for non-payment) is not capable of being cured within such ninety-day period and the breaching Party has commenced and diligently continued actions to cure such breach within such ninety-day period, the cure period shall be extended to 180 days, so long as the breaching Party is making diligent efforts to cure such breach. Such termination shall be effective upon expiration of such cure period.

14.3 Termination of Clinical Trials. Either Party may terminate this Agreement if such Party receives notice that the production of Product hereunder or the clinical trials for which Product is being produced hereunder have been or will be terminated by the FDA by providing written notice of termination not less than 2 months in advance of the date of termination. For the avoidance of doubt, in the event of termination by CLIENT under this Section 14.3, CLIENT shall, at minimum, remain liable for all fees owed pursuant to any outstanding Statement of Work during such two-month period.

14.4 Termination by Insolvency. Either Party may terminate this Agreement upon notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within ninety (90) days of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within ninety (90) days of filing. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein.

14.5 Effects of Termination.

14.5.1 Accrued Rights. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to such termination. Such termination will not relieve a Party of obligations that are expressly indicated to survive the termination of this Agreement.

14.5.2 Disposition of Remaining CLIENT Property and Confidential Information. Upon termination or expiration of this Agreement, LWI will store any Remaining CLIENT Property as set forth in Section 7.2 and, at CLIENT’s option, return or destroy any CLIENT Confidential Information in the possession or control of LWI. Likewise, CLIENT will, at LWI’s option, return or destroy any LWI Confidential Information in the possession or control of CLIENT. Notwithstanding the foregoing provisions: (i) LWI may retain and preserve, at its sole cost and expense, samples and standards of each Product following termination or expiration of this Agreement solely for use in determining LWI’s rights and obligations hereunder; and (ii) each Party may retain a single copy of the other Party’s Confidential Information for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

14.5.3 Security Deposits. Upon any termination of this Agreement by LWI pursuant to Section 14.2, LWI will have the right to retain the full amount of any Security Deposit paid to LWI pursuant to a Statement of Work, without limiting any of its rights in law or in equity under this Agreement.

14.5.4 Survival. Sections 1, 3.4, 4.9, 7.2, 10, 11, 13, 14.4, 15, 16 and 17 of this Agreement, together with any appendices referenced therein, will survive any expiration or termination of this Agreement.

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15. INDEMNIFICATION

15.1 Indemnification of Client. LWI will indemnify CLIENT, its Affiliates, and their respective directors, officers, employees and agents, and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all liability suits, investigations, claims or demands (collectively, “Losses”) to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by LWI of this Agreement, or (b) the gross negligence or willful misconduct on the part of one or more of the LWI Parties in performing any activity contemplated by this Agreement, except for those Losses for which CLIENT has an obligation to indemnify the LWI Parties pursuant to Section 15.2, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.2 Indemnification of LWI. CLIENT will indemnify LWI and its Affiliates, and their respective directors, officers, employees and agents (the “LWI Parties”), and defend and hold each of them harmless, from and against any and all Losses to the extent such Losses arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of: (a) any material breach by CLIENT of this Agreement, (b) the use or sale of Products, except to the extent such Losses arise out of or result from a breach by LWI of the Product Warranties, (c) the gross negligence or willful misconduct on the part of CLIENT or its Affiliates in performing any activity contemplated by this Agreement, or (d) the use or practice by LWI of any process, invention or other intellectual property supplied by CLIENT to LWI under this Agreement, except for those Losses for which LWI has an obligation to indemnify CLIENT pursuant to Section 15.1, as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses.

15.3 Indemnification Procedure.

15.3.1 An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

15.3.2 An Indemnitee which intends to claim indemnification under Section 15.1 or Section 15.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

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15.4 Insurance. CLIENT will maintain, at all times during the term of this Agreement and for five years thereafter, a products liability insurance policy (the “Insurance Policy”), with a per occurrence limit of at least five million dollars ($5,000,000) and an aggregate limit of at least five million dollars ($5,000,000), and will provide a Certificate of Insurance to LWI that the Insurance Policy has been endorsed to designate LWI as an additional insured. CLIENT will maintain the Insurance Policy with an insurance company having a minimum AM Best rating of A and that is licensed to do business in the State of Maryland. CLIENT will provide LWI with at least 30 days’ written notice prior to termination of such Insurance Policy.

16. ADDITIONAL COVENANTS

16.1 Non-Solicitation. During the term of this Agreement and for two (2) years thereafter, CLIENT agrees not to seek to induce or solicit any employee of LWI or its Affiliates to discontinue his or her employment with LWI or its Affiliate in order to become an employee or an independent contractor of CLIENT or its Affiliate; provided, however, that CLIENT shall not be in violation of this Section 16.1 as a result of making a general solicitation for employees or independent contractors. For the avoidance of doubt, the publication of an advertisement shall not constitute solicitation or inducement.

17. MISCELLANEOUS

17.1 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

17.2 Force Majeure. Neither Party shall be in breach of this Agreement if there is any failure of performance under this Agreement (except for payment of any amounts due under this Agreement) occasioned by any reason beyond the control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, a viral, bacterial or mycoplasmal contamination which causes a shutdown of the Facility, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials or other necessary components, labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable (provided that in no event shall a Party be required to settle any labor dispute) and to give the other Party prompt written notice when it is again fully able to perform such obligations.

17.3 Condemnation. If the Facility is condemned or taken as a result of the exercise of the power of eminent domain or will be conveyed to a governmental agency having power of eminent domain under the threat of the exercise of such power (any of the foregoing, a “Condemnation”), then this Agreement will terminate as of the date on which title to the Facility vests in the authority so exercising or threatening to exercise such power and CLIENT will not have any right to the Condemnation proceeds.

17.4 Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid, or (d) delivered by facsimile (with documented evidence of transmission), to the addresses or facsimile numbers of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

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If to LWI:

Lonza Walkersville, Inc. Attn: Vice President, Cell Therapy Bioservice 8830 Biggs Ford Road Walkersville, Maryland 21793 Fax: (301) 845-6099

With a copy to:

General Counsel Lonza America, Inc. 90 Boroline Road Allendale, NJ 07401 Fax: (201) 696-3589

If to Client:

Genesis Biopharma, Inc.

Attn: [__________]

11500 Olympic Blvd.

Suite 400

Los Angeles, CA 90064

Either Party may change its address for notice by giving notice thereof in the manner set forth in this Section 17.4.

17.5 Entire Agreement; Amendments. This Agreement, including the Appendices attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. No terms, conditions, understandings or agreements purporting to amend, modify or vary the terms of this Agreement (including any Appendix hereto) shall be binding unless hereafter made in a written instrument referencing this Agreement and signed by each of the Parties.

17.6 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its conflicts of laws provisions.

17.7 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

17.8 Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

17.9 Titles and Subtitles. All headings, titles and subtitles used in this Agreement (including any Appendix hereto) are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement (or any Appendix hereto).

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17.10 Exhibits. All “RECITALS”, “DEFINITIONS”, exhibits and appendices referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

17.11 Pronouns. Where the context requires, (i) all pronouns used herein will be deemed to refer to the masculine, feminine or neuter gender as the context requires, and (ii) the singular context will include the plural and vice versa.

17.12 Assignment. This Agreement shall be binding upon the successors and assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of its successors and assigns. Neither Party may assign its interest under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

17.13 Waiver. The failure of any Party at any time or times to require performance of any provision of this Agreement (including any Appendix hereto) will in no manner affect its rights at a later time to enforce the same. No waiver by any Party of any term, provision or condition contained in this Agreement (including any Appendix hereto), whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement (including any Appendix hereto).

17.14 Dispute Resolution. If the Parties are unable to resolve a dispute, despite its good faith efforts, either Party may refer the dispute to the President of each Party’s respective business unit (or other designee). In the event that no agreement is reached by the Presidents (or other designees) with respect to such dispute within thirty (30) days after its referral to them, either Party may pursue any and all remedies available at law or in equity.

17.15 No Presumption Against Drafter. For purposes of this Agreement, CLIENT hereby waives any rule of construction that requires that ambiguities in this Agreement (including any Appendix hereto) be construed against the drafter.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed by the parties hereto.

GENESIS BIOPHARMA, INC.

By:

Name:

Title:

LONZA WALKERSVILLE, INC.

By:

Name:

Title:

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APPENDIX A

STATEMENT OF WORK

Statement of Work for Contract Manufacturing

This Statement of Work (SOW A-1) is agreed to by and between Genesis Biopharma (the “Client”) and Lonza Walkersville, Inc. (“LWI”) pursuant to the Manufacturing Services Agreement, dated [INSERT MSA DATE] by and between Client and LWI (the “Agreement”), and is incorporated therein and made a part of such Agreement.

Project Scope

This SOW (SOW A-1) describes activities to be performed by LWI Process Development (PD) for the optimization of Client’s manufacturing process for Cōntego™ (the “Product”). Activities and the Projected Timeline are detailed below. The LWI Cost Estimate is provided in Table 1.

Key Assumptions

☐ The Client is responsible for ensuring an adequate supply of metastatic melanoma tumor samples to LWI. It is estimated that at least fifty (50) tumor samples are required to be shipped to LWI between January 14 and March 31, 2012. LWI Project Management shall communicate with the Client when tumor samples will be required and under what conditions (temperature, container, etc.). Should the Client not be able to provide LWI with the required tumor samples, LWI and the Client shall prioritize experiments and adjust timelines as appropriate.

☐LWI Process Development department shall draft Experimental Protocols as agreed upon between the Client and LWI. The Client shall review and approve each Protocol via signature prior to execution of the Protocol. LWI shall not execute described in the Protocol prior to Client review and written approval.

☐ The Client shall review and provide comments to each individual Experimental Protocol within seven (7) calendar days from receipt of the Protocol from LWI, with a goal of written approval within fourteen (14) calendar days.

☐ Upon completion of each individual Experimental Protocol, LWI shall generate an Experimental Report, detailing the results yielded from the protocol execution

☐ LWI shall target an issuance of each individual Experimental Report within thirty (30) calendar days post completion of the Experimental Protocol execution.

☐ The Client shall review and provide feedback on submitted Reports within fourteen (14) calendar days upon issuance from LWI Process Development, with a goal of final written approval thirty (30) days after first submission.

Note:

In the event that LWI has not received written feedback or approval of an experimental report(s) within the fourteen (14) calendar days, LWI shall consider the report(s) “Approved” by the Client.

☐ All activities and charges described herein are applied against the fees paid or payable under the Letter of Intent (LOI) executed between LWI and the Client dated November 4, 2011.

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Definitions

☐ NCI – National Cancer Institute

☐ LWI – Lonza Walkersville, Inc.

☐ TIL – Tumor Infiltrating Lymphocyte

☐ PD – Process Development Department (LWI)

☐ REP – Rapid Expansion Protocol

☐ CoGS – Cost of Goods Sold

List of Tables, Figures and Attachments

☐ Table 1 – LWI Estimate

☐ Attachment 1: 2012 Cell Therapy Suite Schedule

Project Activities

1. Training - Tumor Isolation Technique

LWI shall provide adequate staffing required for proper training on tissue digestion and TIL isolation via tumor fragments. Training will be conducted either at LWI or NCI and provided by either a member of the NCI TIL program or a Client/LWI mutually agreed upon qualified trainer. It is estimated that three (3) to four (4) LWI Process Development personnel will be trained on this technique by qualified trainers and in turn provide training to the remainder of the appropriate LWI staff for the future manufacturing of Cōntego™. Each trained individual will train on 3-5 tumors, and must successfully dissect 3 tumors with success being defined as successful generation of TIL at Day 14 in culture. This will tentatively qualify the individual for TIL isolation processing at LWI pending Client approval.

Deliverable: Report – Summary of Training

LWI shall provide the Client with a summary report detailing activities undertaken by LWI staff as it relates to the above activity.

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2. Tumor Holding Times

LWI shall initiate a Tumor/Tissue Holding program to provide data pertaining to the ability to recover viable TILs from tumors that are stored at LWI over a period of time. This step will test tumor tissue shipped to LWI from NCI, using mutually agreed upon standardized specimen container, collection media, shipping carrier and container. Each sample will be assigned a unique label with barcode. Tumor will be shipped overnight and processed at Lonza immediately upon receipt. The holding study is required to define the limits of sample acceptance if/when a shipment is delayed for any reason and the sample is retained in the shipping container beyond the standard 24 hours. A focused holding study is proposed, with duplicate resected tumor sent in separate container and allowed to sit for additional time period of 1-3 days before dissection and processing. Following this defined study, additional samples will be placed on hold in an ongoing basis, expanding beyond the original holds to build a large stability data set. Samples will be assessed as stable or degraded based on the successful generation of TIL from a 14 day culture. Specifics surrounding the addressed variables and areas for consideration will be outlined in the protocol and approved by LWI and the Client prior to execution.

Deliverable: Experimental Report

LWI shall provide the Client with an Experimental Report (as appropriate) containing all data, findings and recommendations related to tumor stability and shipping.

3. Pre-REP Medium Optimization and Cryopreservation

LWI shall execute appropriate Protocols to test variable culture conditions as it pertains to the Pre-REP culture of Cōntego™. Specifics surrounding the addressed variables and areas for consideration will be outlined in the protocol(s) and approved by LWI and the Client prior to execution. Variables that will be optimized include basal media (RPMI, AIM vs. XVivo), feed schedule, growth factor concentration, and cell concentrations at seed and passage, among others. Various culture apparatus will be compared for fastest and most efficient method of generating TIL from harvest, including 24 well culture dish, GREX10, and Gas-permeable Bags. Criteria for successful TIL will be assessed at day 10, and compared to the standard RPMI with 10% serum. 5 tumor fragments will be used to initiate each culture, and each condition will be tested from 5 independent tumor biopsies. Should tumor not be accessible to repeat in sets of 5, experimental protocols could be adjusted by mutual agreement. Shipping and receipt will be performed as specified in the Tumor Holding Times Report as per Section 2.

Successful PRE-REP concludes with phenotyping cells and freezing for inclusion into the REP.

Deliverable: Experimental Report(s)

LWI shall provide the Client with Experimental Report(s) as deemed appropriate containing all data, and findings related to Pre-REP Medium Optimization and Cryopreservation of Pre-REP cells.

4. Rapid Expansion Protocol Feasibility

LWI shall carry out cultures initiated in Pre-REP focused experiments to demonstrate process feasibility for culture protocols associated with the Rapid Expansion (REP) of Cōntego™. It is expected that at least 3-5 REPs will be performed prior to REP optimization (SOW A2). All REP expansions and experiments will be outlined in an Experimental Protocol and approved by LWI and the Client prior to execution. Initial REP expansions will be performed using the materials and methods previously used by NCI to demonstrate performance. Additional experiments aimed at optimizing and selecting the process from frozen TIL transitioned to WAVE Systems will be investigated. These experiments include parameters that compare vessels of gas permeable bags, GRex containers, and direct WAVE expansion. Various media starting volumes, perfusion of media exchange rates, and nutrient and GF levels will be studied. These studies will be performed on outgrowth of tumor shipped to NCI and used for pre-REP studies, or could be increased with the use of previously isolated and frozen TIL. All REP POC and optimization are dependent on Allogeneic Feeder Cells (#5)

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Deliverable: Feasibility Report(s)

LWI shall provide the Client with Feasibility Report(s) as required containing all data, and findings related to REP Proof of Concept, preliminary optimization, and cryopreservation of REP cells.

5. Proof of Concept (Poc) – Allogeneic Pooled PBMCs

LWI will procure multiple leukopheresis products from one or more of our approved tissue bank sources, and these cells will be processed and frozen for use as feeder layers for the REP phase. Cells from at least 3 donors will be pooled to use as a feeder layer, and 10-20 donors will be banked in preparation for the process development work on the REP phase.

6. Cell Characterization - Analytics

LWI Process Development and Bioassay Services shall perform basic “For Information Only” (FIO) activities related to process analytics including but not limited to cell characterization via FACS (phenotypic identification), ELISAs (potency), viability and cell count via NucleoCounter, as well as other analytics that LWI and/or the Client wish to have analyzed with application applicable to the in-process and/or final product release testing for Cōntego™. The extent of testing within each experimental protocol can increase or decrease the costs of each experiment, and this will be closely monitored and communicated to client during monthly budget updates.

Process Development activities in this Scope of Work include the testing and feasibility of assays for use as potency. 1-3 assays will be developed, with use in characterization of PD runs. Assays may include cytokine release ELISA or ELISPOT, tumor or target lysis, proliferation, or other assays.

Deliverable: Report(s) (as required)

LWI and/or the Client shall indicate which tests and/or testing methods shall be analyzed for the development of Cōntego™. Specifics around which testing will be performed at which phases in the culturing/processing of the Product will be outlined in the Protocol(s) developed by LWI and approved by the Client as per the Key Assumptions above. Analytical Results will be a key component in all Reports issued to the Client by LWI.

7. Process Engineering

LWI Process Development will perform process engineering activities throughout development. These activities will include: development and maintenance of process flow diagrams and a bill of materials for each process step, highlighting CoGs’ challenges and process bottlenecks, projecting CoGs impact on process changes and proposing high impact areas for process streamlining, and anticipating impacts on suite design and capacity modeling for clinical trials and eventual commercial production. LWI shall communicate such findings and provide solutions-focused recommendations to the Client during weekly communications throughout the lifecycle of the Process Development program.

Deliverable: Process Flow Diagrams, Bill of Materials, and strategic process recommendations to minimize CoGs, process bottlenecks and production bottlenecks.

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Financial Terms

As per Section 9 “Financial Terms” of the Agreement

Fee Schedule and Rates

See Attachment 1 below

Table 1: LWI Estimate

Security Deposit

Upon signature of this SOW, the Client will pay to LWI a Security Deposit in the amount of one hundred thousand ($100,000) USD for security. The Security Deposit will be applied against any and all fees payable by Client to LWI hereunder and under the Agreement. The balance of the Security Deposit, if any, will be returned to the Client within sixty (60) days after the date of completion, expiration or termination of this statement of work, if (i) the Client has paid all fees, charges, or other payments due in connection with charges incurred prior to the termination of this Statement of Work, including, but not limited to, charges for lost, destroyed, stolen or damaged property of LWI, and (ii) the Client has paid all fees, charges, or other payments due in connection with charges incurred prior to the termination of this Statement of Work. pursuant to any other Statement of Work or the Agreement.

1. Process Development of Contego	Qty	Rate	Cost Est.	Comments
Labor
Lab- Process Development/Bioassay Services	1400	$325.00	$455,000.00
Office - Process Development/Bioassay Services	350	$325.00	$113,750.00
Materials	1	$113,750.00	$113,750.00
Testing (In Process and Final Product)	Included in labor and materials
Sample Storage	6	$1,000.00	$6,000.00	6 months <500 samples @ LN2

Estimated Sub Total: Process Development			$688,500.00

2. Other Fees	Qty	Rate	Cost Est.	Comments
Labor, Project Management	360	$150.00	$54,000.00
Travel Expenses	1	$2,000.00	$2,000.00	Travel to NCI for training
Process and Capacity Modeling	90	$325.00	$29,250.00

Estimated Sub Total: Other Fees			$85,250.00

Estimated Total SOW A-1			$773,750.00

If any fees set forth in (i) and (ii) above remain outstanding after the expiration of such sixty (60) day period, then LWI will be entitled to apply the Security Deposit against the payment of such fees. The amount of the Security Deposit remaining, if any, after such application, will be returned to the Client. The Client will remain liable to LWI for any deficiencies remaining after the application of the Security Deposit against such fees.

Payment Schedule

Upon signature of this SOW, the Client will be invoiced for time, materials and testing for all work described in this SOW A-1 on a monthly basis. The Client will receive detailed monthly billing statements for work associated with SOW A-1

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LWI will invoice the Client, as per Section 9 of the Agreement and as per the pricing agreed to in this SOW. Overall fees and costs for the services rendered under this SOW will not exceed $780,000 USD in total without written approval from the Client. Any cost over this level must be accompanied by a written justification and prior Client approval and signature.

The Client shall pay the amounts payable to LWI as per section 8 “Financial Terms” of the Agreement

Estimated Project Timeline

Note: All dates and durations are estimated and are subject to change.

Project Team

The project team will meet on a regular basis, as needed, either in person or by teleconference, to review data and make directional changes if necessary in order to facilitate success, meeting the timeline as defined.

Term and Termination

The term of this SOW will commence on approximately December 26, 2011, the Commencement date, and will continue until the earlier of (i) completion of SOW or (ii) either party giving sixty (60) days prior written notice to the other party for any reason. In the event of a termination, Client will pay reasonable costs incurred by LWI up to the effective date of termination, including the out-of-pocket losses to LWI for purchase of unmarketable materials which have become unusable by reason of termination and for all un-cancellable labor commitments and all work in process including all professional services rendered through the effective date of termination.

Key Contact Information

Any supplemental information required in addition to this proposal should be addressed to the following contact:

Anthony Basile

Project Manager

Lonza Walkersville, Inc.

8830 Biggs Ford Road

Walkersville, MD 21792

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Office Phone: +1 (301) 378-1706

Anthony.Basile@lonza.comn

LONZA WALKERSVILLE, INC.	CLIENT

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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Attachment 1: LWI 2012 Fee Schedule

Labor

Description	Rate
Administrative Copying or scanning of records or printed materials at the request of the Client.	$85 per hour

Project Management and Technical Documentation

This labor rate is for document preparation, technical writing, batch record review, product release, quality reporting, project management, and other technical non-laboratory project related activities as specified by the client.

$150 per hour
Tech Transfer Labor This labor rate includes production for tech transfer activities and training runs in a training laboratory.	$250 per hour (suite fees do not apply to unclassified labor)
Clinical Production Labor Production of engineering and clinical materials in a cGMP clinical, commercial, or EU suite.	$190 per hour + applicable suite fees or $450 per hour (without suite fees)
Specialist Labor Validation, Regulatory, and/or Tissues Acquisition consulting activities.	$300 per hour
Process Development and Bioservices Labor Development activities such as process scale up, assay development, media optimization, performance of bioassays and stability studies.	$325 per hour

On-Call Services Surcharge

Applies to Client specific requests for any LWI personnel to be on call during non-business hours for Client related processing, raw material acceptance, product testing, product release, manufacturing review, etc.

$50 per day per person (in addition to above labor rate)

Overnight/Off Peak Hours

Services requested by the client specifically related to production during off-business hours. Applies to all manufacturing services after 11p.m. and before 6 a.m. as well as for QA/QC services after 6p.m. and before 8a.m.

$500 per day per person (in addition to above labor rate)

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[Illegible]

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APPENDIX B

QUALITY AGREEMENT

TO BE ATTACHED

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